EXHIBIT 99.2

NORTEL NETWORKS S.A.

(A Subsidiary of Nortel Networks Limited)

For the three years ended December 31, 2001

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Nortel Networks S.A.

We have audited the accompanying balance sheets of Nortel Networks S.A., a subsidiary of Nortel Networks Limited, as at December 31, 2001 and 2000 and the related statements of operations, shareholders’ equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of Nortel Networks S.A. management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nortel Networks S.A. as at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/  Nicholas L.E. Rolt

Nicholas L.E. Rolt
Deloitte Touche Tohmatsu

Neuilly, France

May 7, 2002

NORTEL NETWORKS S.A.
(A Subsidiary of Nortel Networks Limited)
Statements of Operations
Years Ended December 31
(thousands of Euros)

		2001	2000	1999

Revenues	— external	€276,295	€633,274	€477,402
	— related parties	429,643	671,965	395,144

		705,938	1,305,239	872,546
	Cost of revenues	813,165	1,019,125	668,301

	Gross profit (loss)	(107,227)	286,114	204,245

	Selling, general and administrative expense	74,617	133,148	86,710
	Research and development expense	255,924	88,724	190,164
	Special charges	76,550	2,046	—

	Operating income (loss)	(514,318)	62,196	(72,629)

	Other income — net	46,240	128,333	55,701
	Foreign exchange gain (loss)	4,442	(9,882)	(3,677)
	Interest expense	(5,033)	(6,423)	(3,109)

	Earnings (loss) before income taxes	(468,669)	174,224	(23,714)
	Income tax benefit (provision)	26,198	(47,340)	289

	Net earnings (loss)	€(442,471)	€126,884	€(23,425)

The accompanying notes are an integral part of these financial statements.

NORTEL NETWORKS S.A.
(A Subsidiary of Nortel Networks Limited)
Balance Sheets
As at December 31
(thousands of Euros)

	2001	2000

ASSETS
Current assets
Cash and cash equivalents	€49,304	€17,571
Accounts receivable (less provisions of €17,950 for 2001, €17,742 for 2000)	42,187	83,494
Inventories — net	94,065	85,637
Receivables from related parties	442,459	455,817
Income taxes recoverable	91	—
Other current assets	48,665	119,042

Total current assets	676,771	761,561

Plant and equipment — net	125,425	92,104
Investments at cost	10,494	10,494
Deferred income taxes — net	31,305	1,678
Other assets	12	2,304

Total assets	€844,007	€868,141

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities
Notes payable	€20,533	€10,711
Note payable to related party	106,048	—
Trade and other accounts payable	374,053	416,347
Payables to related parties	295,211	101,927
Income taxes payable	—	27,269

Total current liabilities	795,845	556,254

Other liabilities	2,454	4,708
Long-term note payable to related party	181,000	—

	979,299	560,962

Commitments (note 9)

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Common shares, without par value — Authorized shares: unlimited;
Issued and outstanding shares: 2,307,286 for 2001 and 2000	82,003	82,003
Additional paid-in capital	94,881	94,881
Retained earnings (deficit)	(312,176)	130,295

Total shareholders’ equity (deficiency)	(135,292)	307,179

Total liabilities and shareholders’ equity (deficiency)	€844,007	€868,141

The accompanying notes are an integral part of these financial statements.

NORTEL NETWORKS S.A.
(A Subsidiary of Nortel Networks Limited)
Statements of Shareholders' Equity (Deficiency)
(thousands of Euros)

				Total
		Additional	Retained	shareholders'
	Common	paid-in	earnings	equity
	shares	capital	(deficit)	(deficiency)

Balance at December 31, 1998	€82,003	€94,881	€26,836	€203,720

Net loss			(23,425)	(23,425)

Balance at December 31, 1999	€82,003	€94,881	€3,411	€180,295

Net earnings			126,884	126,884

Balance at December 31, 2000	€82,003	€94,881	€130,295	€307,179

Net loss			(442,471)	(442,471)

Balance at December 31, 2001	€82,003	€94,881	€(312,176)	€(135,292)

The accompanying notes are an integral part of these financial statements.

NORTEL NETWORKS S.A.
(A Subsidiary of Nortel Networks Limited)
Statements of Cash Flows
Years Ended December 31
(thousands of Euros)

	2001	2000	1999

Cash flows from (used in) operating activities

Net earnings (loss)	€(442,471)	€126,884	€(23,425)
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities:
Amortization and depreciation	36,117	43,122	43,896
Deferred income taxes	(29,627)	19,025	(8,803)
Gain on disposal of assets	(3,589)	(17,880)	(5,667)
Changes in operating assets and liabilities:
Accounts receivable	41,307	(3,721)	20,001
Receivables from related parties	13,358	(269,027)	(55,329)
Inventories	(8,428)	15,474	1,573
Accounts payable	(42,294)	84,112	148,568
Payables to related parties	193,284	44,342	15,529
Income taxes payable	(27,360)	26,688	(238)
Other operating assets and liabilities	69,958	(93,619)	(19,529)

Net cash from (used in) operating activities	(199,745)	(24,600)	116,576

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(72,382)	(74,922)	(115,566)
Proceeds on disposal of plant and equipment	6,990	18,736	86,710

Net cash used in investing activities	(65,392)	(56,186)	(28,856)

Cash flows from (used in) financing activities
Increase (decrease) in notes payable to related parties — net	287,048	(23,866)	23,866
Increase (decrease) in notes payable — net	9,822	10,516	(41,221)

Net cash from (used in) financing activities	296,870	(13,350)	(17,355)

Net increase (decrease) in cash and cash equivalents	31,733	(94,136)	70,365

Cash and cash equivalents, beginning of year — net	17,571	111,707	41,342

Cash and cash equivalents, end of year — net	€49,304	€17,571	€111,707

The accompanying notes are an integral part of these financial statements.

NORTEL NETWORKS S.A.
(a Subsidiary of Nortel Networks Limited)
Notes to Financial Statements
(thousands of Euros, unless otherwise stated)

1.	Business of the Company

Nortel Networks S.A. is a subsidiary of Nortel Networks Limited (“Nortel Networks”), the majority of which is held indirectly by Nortel Networks through Nortel Networks International Finance & Holding B.V. Nortel Networks S.A. (formerly known as Nortel Matra Cellular SCA) is a French société anonyme (limited liability company) established in 1992.

Nortel Networks S.A. develops wireless network equipment for Nortel Networks customers. This includes the engineering, configuration, and implementation of various Nortel Networks products for wireless network applications.

Nortel Networks EMEA S.A. was merged into Nortel Networks Europe S.A., an indirect subsidiary of Nortel Networks, on June 30, 2000. Nortel Networks Europe S.A. was subsequently merged into Nortel Networks S.A. on November 30, 2000. Nortel Networks Europe S.A. was comprised of sales organizations which marketed Nortel Networks products across Europe, the Middle East and Africa (“EMEA”), and enterprise products marketing support groups for the EMEA region.

Both of these mergers have been accounted for in these financial statements as if the entities had been combined on December 31, 1998 and, accordingly, Nortel Networks S.A.’s financial statements have been presented for all periods prior to the mergers to include the results of operations, financial position, and cash flows of the former Nortel Networks Europe S.A. and the former Nortel Networks EMEA S.A. as though they had always been a part of Nortel Networks S.A. All transactions between the companies prior to the merger have been eliminated and there were no material adjustments to conform the accounting policies of the combined companies.

2.	Significant accounting policies

	(a)	Basis of presentation

The accompanying financial statements of Nortel Networks S.A. have been prepared in accordance with accounting principles generally accepted in the United States of America.

These financial statements have been prepared on the basis that Nortel Networks S.A. is a going concern as a result of a pledge of support from Nortel Networks.

	(b)	Translation of foreign currencies

The functional currency of Nortel Networks S.A. is the Euro for 2001 and the French Franc for 2000 and 1999 (translated into Euros at the defined rate of 6.55957 French Francs per Euro).

Transactions and financial statement items denominated in a currency other than Nortel Networks S.A.’s functional currency are translated into the Euro at the exchange rates in effect at the balance sheet date for monetary assets and liabilities, and at historical exchange rates for non-monetary assets and liabilities. Revenues and expenses are translated at average rates for the period, except for amortization and depreciation which is translated on the same basis as the related assets. Resulting gains or losses are reflected in net earnings (loss).

	(c)	Revenue recognition

Nortel Networks S.A.’s revenues are primarily derived from two sources: wireless products and the provision of related services.

NORTEL NETWORKS S.A.
(a Subsidiary of Nortel Networks Limited)
Notes to Financial Statements
(thousands of Euros, unless otherwise stated)

Nortel Networks S.A. products and services are generally sold as part of a contract and the terms of the contract, taken as a whole, determine the appropriate revenue recognition method.

Nortel Networks S.A. recognizes revenue under Statement of Position (“SOP”) 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”), SOP 97-2 “Software Revenue Recognition” (“SOP 97-2”), and Staff Accounting Bulletin (“SAB”) 101 “Revenue Recognition in Financial Statements” (“SAB 101”) depending upon the terms of the contract.

Revenue for hardware sold separately is recognized under SAB 101. Hardware revenue, net of trade discounts and allowances, is recognized upon shipment and when all significant contractual obligations have been satisfied and collection is reasonably assured.

Software revenue is generally recognized under SOP 97-2. Software revenue under SOP 97-2 is recognized when persuasive evidence of an arrangement exists, when delivered in accordance with all terms and conditions of the customer contracts, when the fee is fixed or determinable, and when collection is reasonably assured. For software arrangements involving multiple elements, Nortel Networks S.A. allocates revenue to each element based on vendor specific objective evidence of relative fair values, which are derived by allocating a value to each element that is based upon the prices charged when the element is sold separately.

For contracts involving multiple elements, Nortel Networks S.A. allocates revenue to each element based on relative fair values. Provided none of the undelivered elements are essential to the functionality of the delivered elements, revenue related to the software element is recognized under SOP 97-2 and revenue related to the hardware element is recognized under SOP 81-1 or SAB 101. Engineering, installation, and other services are recognized as the services are performed.

On long-term contracts, including turnkey contracts, revenues are recognized using the percentage-of-completion method on the basis of percentage of costs incurred to date on a contract, relative to the estimated total contract costs. Profit estimates on long-term contracts are revised periodically based on changes in circumstances and any losses on contracts are recognized in the period that such losses become known. Generally, the terms of long-term contracts provide for progress billing based on completion of certain phases of work.

Nortel Networks S.A. makes certain sales through multiple distribution channels, primarily resellers and distributors. These customers are generally given certain rights of return. For products sold through these distribution channels, revenue is recognized from product sales at the time of shipment.

Accruals for warranty costs, sales returns, and other allowances at the time of shipment are based on contract terms and prior claims experience.

(d)	Research and development

Research and development costs are charged to net earnings (loss) in the periods in which they are incurred. Related tax credits are deducted from the income tax provision.

(e)	State sponsored pension plans

All employees are covered for pension entitlements under state sponsored pension plans, funded by regular contributions that are reflected in net earnings (loss).

NORTEL NETWORKS S.A.
(a Subsidiary of Nortel Networks Limited)
Notes to Financial Statements
(thousands of Euros, unless otherwise stated)

(f)	Income taxes

Nortel Networks S.A. provides for income taxes using the asset and liability method. This approach recognizes the amount of taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequences of events recognized in the financial statements and tax returns. Deferred income taxes are adjusted to reflect the effects of changes in tax laws or tax rates.

(g)	Cash and cash equivalents

All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximates the amounts shown in the financial statements. Cash and cash equivalents consist of cash on hand and balances with banks, and short-term investments.

(h)	Inventories

Inventories are valued at the lower of cost (calculated generally on a first-in, first-out basis) and net realizable value. The cost of finished goods and work in process is comprised of material, labour, and manufacturing overhead.

(i)	Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated generally using the straight-line method over the estimated useful lives of the related assets based on the following rates:

Buildings — 30 years Leasehold improvements — the lesser of lease term and estimated useful life Machinery and equipment — 5 to 10 years Furniture and fixtures — 10 years Computers — 5 years

(j)	Impairment of long-lived assets

When events and circumstances warrant a review, Nortel Networks S.A. evaluates the carrying value of long-lived assets to be held and used in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of” (“SFAS 121”). An impairment review is performed whenever events or circumstances indicate that the carrying value may not be recoverable.

The carrying values of long-lived assets are considered impaired when the anticipated undiscounted cash flows from such assets are less than their carrying values. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced by the cost to dispose of such assets.

(k)	Financial instruments

The financial instruments that may subject Nortel Networks S.A. to concentrations of credit risk are principally comprised of cash and cash equivalents and trade accounts receivable. The carrying values of monetary assets and liabilities approximate their fair value. Cash and cash equivalents are, for the most part, held by three major

NORTEL NETWORKS S.A.
(a Subsidiary of Nortel Networks Limited)
Notes to Financial Statements
(thousands of Euros, unless otherwise stated)

financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. These deposits may generally be redeemed upon demand. Nortel Networks S.A.’s customer base is dispersed across the main Western European countries. Nortel Networks S.A. performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses for sales in high-risk countries.

(l)	Receivables sales

A gain or loss is recorded at the date of sale of receivables based upon, in part, the previous carrying amount of the financial assets involved in the transfer allocated between the assets sold and the retained interests based on their relative fair value at the date of the transfer. Fair value is generally estimated based on the present value of the estimated future cash flows expected under management’s assumptions, including discount rates assigned commensurate with risks.

Nortel Networks S.A. reviews the fair value assigned to retained interests at each reporting date subsequent to the date of the transfer. Fair value is reviewed using similar valuation techniques as those used to initially measure the retained interest and, if a change in events or circumstances warrants, the fair value is adjusted and any adjustments are recorded in other income — net.

(m)	Use of estimates

The preparation of Nortel Networks S.A.’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for items and matters such as long-term contracts, allowance for uncollectible accounts receivable, inventory obsolescence, product warranty, amortization, asset valuations, taxes, and restructuring and other provisions.

(n)	Recent pronouncements

In August 2001, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 applies to all long-lived assets and develops one accounting model for long-lived assets to be disposed of by sale. This Statement supersedes SFAS No. 121. The provisions of SFAS 144 are required to be adopted by Nortel Networks S.A. effective January 1, 2002. Nortel Networks S.A. has not yet determined the effect that the adoption of SFAS 144 will have on the business, results of operations, and financial condition of Nortel Networks S.A.

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), which is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS 143 addresses the recognition and remeasurement of obligations associated with the retirement of a tangible long-lived asset. Nortel Networks S.A. has not yet determined the effect that the adoption of SFAS 143 will have on the business, results of operations, and financial condition of Nortel Networks S.A.

NORTEL NETWORKS S.A.
(a Subsidiary of Nortel Networks Limited)
Notes to Financial Statements
(thousands of Euros, unless otherwise stated)

3.	Financial statement details

Statements of operations

The following table provides details for the years ended December 31:

Other income — net:

	2001	2000	1999

Royalties	€49,201	€114,987	€71,897
Gain on disposal of assets	3,589	17,880	5,667
Contract settlement costs	—	—	(19,848)
Other — net	(6,550)	(4,534)	(2,015)

Other income — net	€46,240	€128,333	€55,701

Affiliated entities pay royalty fees to Nortel Networks S.A. on their total Global System for Mobile communications (“GSM”) technology sales (10% of total GSM sales in 2001, 15% in 2000, and 15% in 1999).

Balance sheets

The following tables provide details as at December 31:

Inventories — net:

	2001	2000

Raw materials	€60,302	€31,463
Work in process	32,004	42,943
Finished goods	1,759	11,231

Inventories — net (a)	€94,065	€85,637

(a)	Net of inventory provisions of €39,504 and €25,241 as at December 31, 2001 and 2000, respectively. Nortel Networks S.A. has also accrued in trade and other accounts payable €9,454 at December 31, 2001 for cancellation charges, for inventory in excess of future demand, and for the settlement of certain other claims related to its contract manufacturers or suppliers.

Other current assets:

	2001	2000

Employee receivables	€1,855	€3,100
Prepaid rent and other	31,440	44,355
Other receivables	15,370	71,587

Other current assets	€48,665	€119,042

NORTEL NETWORKS S.A.
(a Subsidiary of Nortel Networks Limited)
Notes to Financial Statements
(thousands of Euros, unless otherwise stated)

Plant and equipment — net:

	2001	2000

Cost:
Land and buildings	€13,726	€13,455
Leasehold improvements	22,630	26,307
Machinery and equipment	167,514	88,417
Furniture and fixtures	32,879	29,901
Computers	26,955	38,223
Other	5,346	14,896

	269,050	211,199

Less accumulated depreciation:
Buildings	(4,981)	(4,615)
Leasehold improvements	(15,350)	(12,631)
Machinery and equipment	(83,063)	(61,773)
Furniture and fixtures	(16,886)	(13,815)
Computers	(21,361)	(26,037)
Other	(1,984)	(224)

	(143,625)	(119,095)

Plant and equipment — net	€125,425	€92,104

Statements of cash flows

The following tables provide details for the years ended December 31:

Interest and income taxes paid:

	2001	2000	1999

Interest paid	€5,033	€6,423	€3,109
Income taxes paid	€30,271	€2,503	€30

Receivables sales:

	2001	2000

Proceeds from new securitizations	€—	€2,015
Proceeds from collections reinvested in revolving period securitizations	€235,060	€534,397

NORTEL NETWORKS S.A.
(a Subsidiary of Nortel Networks Limited)
Notes to Financial Statements
(thousands of Euros, unless otherwise stated)

4.	Special charges

The following information details special charges incurred for the years ended December 31:

2001

				Provision
		Cumulative drawdowns		balance as at
	Special			December 31,
	charges	Cash	Non-cash	2001

Restructuring activities:
Workforce reduction	€28,970	€26,346	€—	€2,624
Contract settlement and lease costs	17,123	176	—	16,947
Plant and equipment write downs	21,306	—	21,306	—
Other	9,151	340	—	8,811

Total	€76,550	€26,862	€21,306	€28,382

During 2001, in light of the significant downturn in both the telecommunications industry and the economic environment impacting Nortel Networks S.A.’s operations and expected future growth rates, Nortel Networks S.A. recorded charges of €76,550 related to streamlining its operations and activities.

Workforce reduction charges of €28,970 were related to the cost of severance and benefits associated with the approximately 310 employees notified of termination. Of the 310 employees notified by December 31, 2001, approximately 140 employees were direct employees performing manufacturing, assembly, test and inspection activities associated with the production of Nortel Networks S.A. products, and approximately 170 employees were indirect sales, marketing, and administrative employees.

As at December 31, 2001, the workforce reduction provision balance has been drawn down by cash payments of €26,346, resulting in an ending provision balance for workforce reduction of €2,624. The remaining provision is expected to be substantially drawn down by the end of 2002.

In conjunction with the above noted workforce reduction, Nortel Networks S.A. identified a number of leased and owned facilities, comprised mainly of offices, that were no longer required. As a result, Nortel Networks S.A. recorded net lease costs of approximately €17,123. The net costs related to Nortel Networks S.A. future contractual obligations under operating leases are approximately €15,114. Offsetting the total lease charge is approximately€945 in expected sublease revenue on leases that Nortel Networks S.A. cannot terminate. Nortel Networks S.A. expects to have subleased substantially all of these properties by the end of 2002. Contract settlement costs in relation with the identified facilities included negotiated settlements of approximately€2,009 to either cancel contracts or renegotiate existing contracts. As at December 31, 2001, the provision balance for contract settlement and lease costs has been drawn down by cash payments of €176, resulting in an ending provision balance of €16,947. The remaining provision is expected to be substantially drawn down by the end of 2004.

Plant and equipment write downs of approximately €21,306 consisted mainly of the write down to net realizable value of leasehold improvements and manufacturing equipment in the Châteaudun facility.

Other consists primarily of contract settlement costs to either cancel or renegotiate existing supply contracts.

NORTEL NETWORKS S.A.
(a Subsidiary of Nortel Networks Limited)
Notes to Financial Statements
(thousands of Euros, unless otherwise stated)

2000

In 2000, Nortel Networks S.A. recorded special charges in the aggregate of€ 2,046, representing workforce reduction costs related to approximately 35 employees in connection with the outsourcing of certain functions.

The provision balance was fully drawn down in 2000 through cash payments.

5.	Income taxes

The following is a reconciliation of income taxes, calculated at the French income tax rate, to the income tax benefit (provision) included in the accompanying statements of operations for the years ended December 31:

	2001	2000	1999

Income taxes at French rates
(2001 — 36.4%, 2000 — 37.8%, 1999 — 37.8%)	€170,783	€(65,804)	€8,956
Research and development credit	6,098	6,098	6,098
Foreign tax	(2,948)	(6,357)	(3,283)
Change in valuation allowance	(147,675)	(1,205)	(11,309)
Utilization of losses	—	20,828	—
Other	(60)	(900)	(173)

Income tax benefit (provision)	€26,198	€(47,340)	€289

Income tax benefit (provision):
Current	€(3,460)	€(49,284)	€630
Deferred	29,658	1,944	(341)

	€26,198	€(47,340)	€289

NORTEL NETWORKS S.A.
(a Subsidiary of Nortel Networks Limited)
Notes to Financial Statements
(thousands of Euros, unless otherwise stated)

The following table shows the significant components included in deferred income taxes as at December 31:

	2001	2000

Deferred income taxes:
Assets:
Tax benefit of tax credits	€6,098	€—
Tax benefit of losses	155,748	—
Provisions and reserves	26,318	2,792
Other	624	1,173

	188,788	3,965
Valuation allowance	(147,675)	—

	41,113	3,965
Liabilities:
Plant and equipment	9,808	2,287

Net deferred income tax assets	€31,305	€1,678

At December 31, 2001, Nortel Networks S.A. had net operating loss carry-forwards of approximately€ 364 million of which approximately €310 million will expire in 2006 and €54 million will carry forward indefinitely. Nortel Networks S.A. has provided a valuation allowance on these tax loss carry-forwards and certain deferred income tax assets of approximately€ 148 million as at December 31, 2001. For the year ended December 31, 2000, Nortel Networks S.A. recognized approximately€ 21 million of previously unrecognized loss carry-forwards. No such amounts were recognized during the year ended December 31, 2001.

6.	Related party transactions

In the ordinary course of business, Nortel Networks S.A. engages in transactions with Nortel Networks and certain of Nortel Networks affiliates. These transactions are measured at their exchange amounts.

Transactions with related parties for the years ended December 31 are summarized as follows:

	2001	2000	1999

Billed to related parties
Intercompany revenues	€429,643	€671,965	€395,144
Other income — net	49,201	114,987	71,897

Billed from related parties
Cost of revenues	296,605	257,063	130,693
Selling, general and administrative expense	36,230	83,060	56,968
Research and development expense	—	(68,334)	—
Interest expense	626	—	81

NORTEL NETWORKS S.A.
(a Subsidiary of Nortel Networks Limited)
Notes to Financial Statements
(thousands of Euros, unless otherwise stated)

The following table shows the balance sheet position in respect of related parties as at December 31:

	2001	2000

Receivables from related parties
Due from Nortel Networks	€188,690	€81,339
Due from affiliates	€253,769	€374,478
Payables to related parties
Due to Nortel Networks	€209,647	€53,238
Due to affiliates	€85,564	€48,689

Notes payable to related parties
Current	€106,048	€—
Long-term	€181,000	€—

Under the terms of a cost sharing agreement, Nortel Networks S.A. is charged by Nortel Networks for its share of head office costs incurred by Nortel Networks that are attributable to the activities of Nortel Networks S.A. These charges, which are included in selling, general and administrative expense, amounted to €4,017, €1,271 and €906 in 2001, 2000, and 1999, respectively.

Nortel Networks S.A. also participates with Nortel Networks and certain of its affiliates in various agreements with respect to intercompany product sale and purchase transactions, including research and development costs. Prior to 2001, Nortel Networks S.A. earned a specified profit margin on intercompany sales. Nortel Networks S.A. also shared in research and development costs based on the benefits derived from the research and development utilized in its geographic market. Nortel Networks S.A. received a credit of €68 million to research and development expense in 2000 (nil in 1999). Effective January 1, 2001, these arrangements were replaced with a new residual profit methodology under which Nortel Networks S.A. received a charge in 2001, which was allocated to revenues and cost of revenues, of approximately €155 million. Nortel Networks is currently negotiating its transfer pricing methodology with various revenue authorities. Subject to the approval of the revenue authorities, Nortel Networks would apply the residual profit methodology as of January 1, 2000 with any potential adjustment with respect to 2000 transfer prices to be recorded in the year such agreement is reached. Under the revised transfer pricing methodology, pre-tax income of Nortel Networks S.A. in 2000 would have increased by approximately €158 million.

At December 31, 2001, Nortel Networks S.A. had a revolving note payable with an affiliated company in the amount of€ 106,048 bearing interest at Libor plus one percent. This note is classified as a current note payable to a related party.

On December 28, 2001, Nortel Networks provided Nortel Networks S.A. with a subordinated loan in the aggregate amount of€ 181,000. This loan is classified as a long-term intercompany note payable. The repayment of the loan, in case of bankruptcy, insolvency, or liquidation, is subordinated to the prior repayment of any existing or future secured and unsecured creditors of Nortel Networks S.A. Nortel Networks S.A. may repay the whole or any part of the outstanding amount of the loan subject to notifying Nortel Networks in advance of Nortel Networks S.A.’s irrevocable decision to make the repayment. The loan bears interest at a rate per annum equal to Euribor plus one percent. Interest is payable at the end of each interest period, subject to Nortel Networks S.A. having positive net earnings and the interest payments not exceeding 40 percent of the positive net earnings.

NORTEL NETWORKS S.A.
(a Subsidiary of Nortel Networks Limited)
Notes to Financial Statements
(thousands of Euros, unless otherwise stated)

7.	Financial Instruments

Guarantees

At December 31, 2001 and 2000, Nortel Networks S.A. had committed and undrawn guarantees of€ 29,374 and €35,200 respectively, which represented bid, performance, and financial guarantees. These guarantees had no impact on Nortel Networks S.A.’s net earnings (loss).

Share pledge

Effective December 20, 2001, Nortel Networks and its subsidiary, Nortel Networks Inc., amended their June 14, 2001 364-day syndicated credit agreements. The credit agreements provide for the granting of security in the event that one of Nortel Networks United States senior unsecured long-term debt ratings falls below investment grade. In such event, all of Nortel Networks obligations under Nortel Networks and Nortel Networks Inc.’s credit agreements and primarily all of Nortel Networks long-term debt obligations would be secured by liens on substantially all of Nortel Networks assets and those of most of its United States and Canadian subsidiaries, and by pledges of shares in certain of Nortel Networks other subsidiaries. In addition, certain of Nortel Networks wholly owned subsidiaries would guarantee Nortel Networks obligations under certain credit agreements and outstanding public debt securities. The existing public debt holders of Nortel Networks Corporation, Nortel Networks parent company, would also be secured in the event of such a ratings downgrade.

Pursuant to these credit agreements and related security agreements, Nortel Networks agreed to pledge, and cause Nortel Networks International Finance & Holding B.V. to pledge, their shares of Nortel Networks S.A. as collateral to lenders under Nortel Networks and Nortel Networks Inc.’s credit agreements, as well as such public debt holders, in the event of such a ratings downgrade. As at December 31, 2001, Nortel Networks had no amounts outstanding under these credit agreements.

Receivables sales

Nortel Networks S.A. sold certain receivables at a discount of €1,939 and €6,199 from book value for the years ended December 31, 2001 and 2000, respectively, at annualized discount rates of approximately 5 percent to 6 percent and 3 percent to 5 percent for the years ended December 31, 2001 and 2000, respectively.

There is a possibility that the actual performance of receivables or the cost of servicing the receivables will differ from the assumptions used to determine fair values at the transfer date and at each reporting date. Assuming hypothetical simultaneous unfavourable variations of up to 20 percent in credit losses, the discount rate used, and the cost of servicing the receivables, the pre-tax impact on the value of retained interests would not be significant.

NORTEL NETWORKS S.A.
(a Subsidiary of Nortel Networks Limited)
Notes to Financial Statements
(thousands of Euros, unless otherwise stated)

8.	Segmented information

In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” Nortel Networks S.A. is required to disclose information about its products, services, the geographic area in which it operates, and major customers. Nortel Networks S.A. operates in a single industry segment that includes the design, development, manufacture, and installation of wireless communication networks.

Geographic information

The following table sets forth external revenues by geographic regions for the years ended December 31:

	2001	2000	1999

External revenues(a)
France	€147,309	€454,960	€342,486
EMEA — excluding France	127,179	177,007	132,376
Other	1,807	1,307	2,540

Total	€276,295	€633,274	€477,402

(a)	Revenues are attributable to geographic regions based on the location of the customer.

Major customers

External revenues include amounts from two separate customers located in France in the amounts of €83,563 and €56,501 in 2001, €189,873 and €250,918 in 2000, and €167,362 and €165,805 in 1999.

Long-lived assets

All long-lived assets are located in France.

9.	Commitments

At December 31, 2001, the future minimum payments under both operating leases and outsourcing contracts for the years ending December 31, consisted of:

	Operating	Outsourcing
	Leases	Contracts

2002	€20,261	€23,370
2003	15,127	22,866
2004	9,539	22,021
2005	7,260	18,519
2006	7,305	17,260
Thereafter	45,297	17,048

Total future minimum payments	€104,789	€121,084

All figures exclude value added taxes.

Rental expense on operating leases for the years ended December 31, 2001, 2000, and 1999 amounted to €31,960, €21,243 and €18,175, respectively.

NORTEL NETWORKS S.A.
(a Subsidiary of Nortel Networks Limited)
Notes to Financial Statements
(thousands of Euros, unless otherwise stated)

Included in the operating lease payments are annual payments of approximately €7 million relating to the lease of Nortel Networks S.A.’s headquarters in Châteaufort, France. The lease is for a base term of 12 years, commencing on May 3, 2001. The lease is with a special purpose vehicle leasing company owned by a group of financial institutions. Nortel Networks S.A. is responsible for all obligations relating to the maintenance and operation of the property and has the option of purchasing the property at an option price, which is the estimated market value, commencing on the fifth anniversary of the commencement date of the lease. At the end of the lease term, Nortel Networks S.A. may elect to purchase the property at the option price, renew the lease on terms mutually agreed to with the lessor, or terminate the lease. Nortel Networks has guaranteed a portion of the residual value of the lease.

Outsourcing contracts are for services provided primarily related to information services, accounts payable, and purchasing. Expenses related to these contracts for the years ended December 31, 2001, 2000, and 1999 amounted to €16,026, €1,709 and nil, respectively. The minimum amount payable under Nortel Networks S.A.’s outsourcing contracts is variable to the extent that Nortel Networks S.A.’s workforce fluctuates from the baseline levels contained in the contracts.

10.	Subsequent events

On April 4, 2002, Moody’s Investors Services, Inc. lowered Nortel Networks United States senior long-term debt rating below investment grade to Ba3. On April 9, 2002, Standard & Poor’s Ratings Service also lowered their credit ratings for Nortel Networks to below investment grade. As a result, various liens, pledges, and guarantees became effective under certain credit and security agreements entered into by Nortel Networks and various of its direct and indirect subsidiaries, including the pledge of the shares of Nortel Networks S.A. by Nortel Networks and Nortel Networks International Finance & Holding B.V. As such, all of the consolidated outstanding public debt securities of Nortel Networks Corporation, representing primarily all of the consolidated long-term debt of Nortel Networks Corporation at March 31, 2002, is secured equally and ratably with the obligations under all of Nortel Networks and Nortel Networks Inc.’s credit agreements by liens on substantially all of the assets of Nortel Networks and those of most of its United States and Canadian subsidiaries, and by pledges of shares in certain of Nortel Networks other subsidiaries, including Nortel Networks S.A.

Nortel Networks S.A. has announced workforce restructuring for 2002 impacting 636 positions (of which 443 represented redundancies) as part of Nortel Networks overall work plan, which is expected to result in a restructuring charge of approximately €47 million. Affected employees were notified in the first quarter of 2002.